Exhibit 10.22

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”), dated as of January 29, 2018 (the “Effective Date”), by and between Embarcadero Joint Venture, a California general partnership (“Lessor”), and D-Wave Commercial Inc., a Delaware corporation (“Lessee”), as successor to D-Wave Systems, Inc., a Canadian corporation (“Original Lessee”), amends that certain Lease, dated January 15, 2013, by and between Lessor and Original Lessee, (the “Lease”), for the Premises located at 2650 East Bayshore Road, Palo Alto, California with reference to the following facts:

RECITALS

A. WHEREAS, the term of the Lease is currently scheduled to expire on April 30, 2018.

B. WHEREAS, Lessor and Lessee desire to amend the Lease to (i) extend the Lease term for a period of sixty-two (62) months, (ii) provide for Base Monthly Rent payable under the Lease for the extended term, and (iii) amend certain other provisions of the Lease, all as more particularly set forth herein.

C. WHEREAS, Original Lessee assigned, and Lessee assumed, the Lease pursuant to the Assignment and Assumption Agreement dated as of the Effective Date between Original Lessee and Lessee.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Lessor and Lessee agree as follows:

1. RECITALS; DEFINED TERMS: The recitals set forth above are incorporated by reference into this First Amendment as though set forth at length. Capitalized terms used but not defined herein shall have the meanings given them in the Lease.

2. TERM: The Lease is hereby extended for a period of sixty-two (62) months, commencing on May 1, 2018 and terminating on June 30, 2023 (the “Extended Term”). During the Extended Term, all of the terms, covenants and conditions of the Lease shall be applicable except as set forth herein.

3. RENTAL: Base Monthly Rent for the Extended Term shall be payable to Lessor without defense, deduction or offset at such place or places as may be designated from time to time by Lessor in the following amounts:

Base Monthly Rent shall be abated for the months of May 2018 and June 2018.

Commencing on July 1, 2018, and on the first day of each and every succeeding month to and including April 1, 2019, $16,080.00 shall be due.

Commencing on May 1, 2019, and on the first day of each and every succeeding month to and including April 1, 2020, $16,562.40 shall be due.

Commencing on May 1, 2020, and on the first day of each and every succeeding month to and including April 1, 2021, $17,059.27 shall be due.

Commencing on May 1, 2021, and on the first day of each and every succeeding month to and including April 1, 2022, $17,571.05 shall be due.

Commencing on May 1, 2022, and on the first day of each and every succeeding month to and including April 1, 2023, $18,098.18 shall be due.

Commencing on May 1, 2023, and on the first day of each and every succeeding month to and including June 1, 2023, $18,641.13 shall be due.

4. CONDITION OF PREMISES AND ALTERATIONS: Lessee has accepted possession of the Premises, and Lessor shall have no obligation to alter or improve the Premises, or to pay any costs of any such alterations or improvements.

For purposes of Section 1938 of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that the exterior areas of the Premises have undergone an inspection by a Certified Access Specialist (CASp), and certain modifications have been made to the exterior areas of the Premises to comply with applicable accessibility standards under state law. Lessee acknowledges that Lessor has provided Lessee with a copy of the CASp report and a disability access inspection certificate, and Lessee agrees to keep such report and certificate confidential except as necessary for Lessee to complete repairs and corrections of violations of construction-related accessibility standards that the Lessee agrees to make. Except for the above-described inspection of the exterior areas of the Premises, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that the Premises have not undergone inspection by a CASp. As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

In furtherance of the foregoing, Lessor and Lessee hereby agree as follows:

Upon at least thirty (30) days’ prior written notice to Lessor, Lessee shall have the right to require a CASp inspection of the Premises. If Lessee requires a CASp inspection of the Premises, then: (a) Lessor and Lessee shall mutually agree on the arrangements for the time and manner of the CASp inspection during such 30-day period; (b) the contract with the CASP inspector shall require the inspector to perform the inspection in accordance with the standard of care applicable to experts performing such inspections, Lessor shall be an intended third party beneficiary of such contract, and the contract shall otherwise be subject to Lessor’s reasonable approval; (c) the CASp inspection shall be conducted (i) at Lessee’s sole cost and expense, (ii) by a CASp reasonably approved in advance by Lessor, (iii) in a manner reasonably satisfactory to Lessor, and (iv) shall be addressed to, and, upon completion, promptly delivered to, Lessor and Lessee; (d) the information in the inspection shall not be disclosed by Lessee to anyone other than contractors, subcontractors, and consultants of Lessee who are retained by Lessee to complete any repairs or correct violations to the extent that Lessee has agreed to undertake such repairs or corrections or who otherwise have a need to know the information therein and who are directed not to further disclose such information; and (e) Lessee shall correct any violations of the construction related accessibility standards within or relating to the Premises, in accordance with the terms of Paragraph 9 of the Lease, at Lessee’s cost, notwithstanding anything to the contrary in Paragraph 14 of the Lease.

5. LEASE GUARANTY; EVENTS OF DEFAULT: As of the Effective Date, Lessee has delivered to Lessor a Continuing Lease Guaranty executed by Original Lessee, as guarantor (“Guarantor”) for the benefit of Lessor, in the form attached hereto as Exhibit A. From and after the Effective Date, Paragraph 19 of the Lease is hereby amended to include the following additional subparagraphs in the definition of the term “Event of Default”:

“(f) Guarantor files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction; makes an assignment for the benefit of its creditors; or consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Lessee or of any substantial part of Guarantor’s property; or

“(g) A court or government authority enters an order, and such order is not vacated within thirty (30) days, appointing a custodian, receiver, trustee or other officer with similar powers with respect to Guarantor or with respect to any substantial part of Guarantor’s property; or constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction; or ordering the dissolution, winding-up or liquidation of Guarantor; or

“(h) Any dissolution, merger, consolidation, recapitalization or other reorganization of Guarantor, or the sale or other transfer in the aggregate over the term of the Lease of a controlling percentage of the capital stock of Guarantor (excluding transfers over a national securities exchange), or the sale or transfer of all or a substantial portion of the assets of Guarantor, excluding a merger, consolidation, recapitalization, reorganization or sale of assets as to which Guarantor provides prior written notice to Lessor of the material terms of such transaction together with evidence reasonably satisfactory to Lessor that Guarantor’s tangible net worth (or the tangible net worth of the surviving entity in a merger, if other than Guarantor), determined in accordance with generally accepted accounting principles, immediately after such transaction is not less than Guarantor’s tangible net worth immediately prior to such transaction. The phrase “controlling percentage” or “control” means the ownership of and the right to vote stock possessing more than fifty percent of the total combined voting power of all classes of Guarantor’s capital stock issued, outstanding and entitled to vote for the election of directors.”

6. FULL FORCE & EFFECT: As of the date hereof, the Lease is in full force and effect. From and after the date hereof, the term “Lease” shall mean the Lease as amended by this First Amendment.

7. ENTIRETY: The Lease, as amended by this First Amendment, is the entire agreement between the parties and there are no agreements or representations between the parties except as expressed herein. Moreover, no subsequent change or modification of the Lease, as amended, shall be binding unless in writing and fully executed by Lessor and Lessee.

8. BROKERS: Lessor and Lessee each represent and warrant to the other that it has had no dealings with any broker, finder or other person who has a right to a fee or commission in connection with this First Amendment, except Lessor’s broker, Renault & Handley, and Lessee’s broker, CBRE, Inc. Lessor and Lessee shall indemnify, defend and hold the other harmless against any loss or liability arising from a breach of the foregoing representation and warranty by Lessor or Lessee, as the case may be. Lessor shall be responsible for any commission owing to Lessor’s broker. Lessee shall be responsible for any commission owing to Lessee’s broker.

9. MISCELLANEOUS: Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this First Amendment shall be resolved in favor of the terms and provisions of this First Amendment. This First Amendment may be executed and delivered in any number of counterparts, including delivery by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10. AUTHORITY: Lessor and Lessee each represent and warrant to the other that it has full authority to enter into and perform this First Amendment without the consent or approval of any other person or entity including, without limitation, any mortgagees, partners, ground lessors, or other superior interest holders or interested parties. Each person signing this First Amendment on behalf of Lessor or Lessee represents and warrants that he or she has the full and complete authority, corporate, partnership or otherwise, to bind Lessor or Lessee, as the case may be, to this First Amendment.

IN WITNESS THEREOF, Lessor and Lessee have executed this First Amendment to Lease as of the Effective Date.

Lessee:			Lessor:
D-Wave Commercial Inc., a Delaware corporation			Embarcadero Joint Venture, a California general partnership
By:	/s/ Vern J. Brownell	By	Handley Management Corporation, Its Managing General Partner
			By:	/s/ Jacob Foraker
Name:	Vern J. Brownell		Name:	Jacob Foraker
Its:	CEO		Its:	President and CEO
Date:	January 25, 2018		Date:	January 29, 2018

EXHIBIT A

Form of Continuing Lease Guaranty

CONTINUING LEASE GUARANTY

THIS GUARANTY, is made as of January     , 2018, by D-WAVE SYSTEMS INC., a Canadian corporation, with offices at 3033 Beta Avenue, Burnaby, British Columbia, V5G 4M9 (“Guarantor”), to EMBARCADERO JOINT VENTURE, a California general partnership with offices at 625 Ellis Street, Mountain View, CA 94043 (“Lessor”).

RECITALS

In connection with that certain Lease dated January 15, 2013 (as amended by that certain First Amendment to Lease dated as of January    , 2018 (the “First Amendment”) and as may be amended or otherwise modified from time to time, the “Lease”), between Lessor and Lessee, which Lease has been assigned by Guarantor to D-Wave Commercial Inc., a Delaware corporation (“Lessee,” which term shall include its successors and assigns), for premises (the “Premises”) located at 2650 East Bayshore Road, Palo Alto, California, Lessor is requiring Guarantor to guarantee Lessee’s obligations under the Lease.

Guarantor will derive substantial benefit from the Lease by virtue of owning an interest in Lessee.

NOW, THEREFORE, as a material inducement to Lessor’s agreement to enter into the First Amendment, Guarantor agrees as follows:

WITNESSETH:

1. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Lessor, and agrees fully to pay, perform and discharge, as and when payment, performance and discharge are due, all of the covenants, obligations and liabilities of Lessee under the Lease and all amendments, modifications, renewals, extensions, supplements, substitutions and replacements of the Lease arising from and after the date of this Guaranty (the “Guaranteed Obligations”). The obligations of Guarantor under this Guaranty shall be absolute, unconditional and irrevocable and shall continue and remain in full force and effect until all of the Guaranteed Obligations have been fully paid, performed and discharged.

2. The obligations of Guarantor under this Guaranty shall not be affected, modified or impaired by the occurrence of any of the following events, whether or not with notice to, or the consent of, Guarantor: (a) the waiver, surrender, compromise, settlement, release or termination of any or all of the Guaranteed Obligations; (b) the failure to give notice to Guarantor of the occurrence of an event of default under the Guaranteed Obligations; (c) the extension of the time for the payment, performance or discharge of any or all of the Guaranteed Obligations; (d) the amendment or modification (whether material or otherwise) of the Lease or the Guaranteed Obligations in any respect; (e) any failure, omission, delay or lack on the part of Lessor to enforce, assert or exercise any right, power or remedy conferred on Lessor under the Lease; (f) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or adjustment of debts, or other similar proceedings affecting Lessee or Guarantor or any of the assets of either of them; (g) the release or discharge by operation of law of Lessee from the payment, performance or discharge of any or all of the Guaranteed Obligations (unless such release or discharge arises out of Lessor’s material breach of its obligations under the Lease as evidenced by a final judgment of a court of competent jurisdiction); (h) the release or discharge by operation of law of Guarantor from any or all of the obligations of Guarantor under this Guaranty; or (i) the invalidity or unenforceability of any or all of the Guaranteed Obligations. Guarantor acknowledges that Lessor would not enter into the Lease without this Guaranty and that Lessor is relying on this Guaranty.

3. The obligations of Guarantor under this Guaranty are independent of the Guaranteed Obligations. Guarantor agrees that Lessor shall have the right to proceed against Guarantor directly and independently of Lessee. A separate action may be brought and prosecuted against Guarantor whether or not an action is brought against Lessee or Lessee is joined in any such action. Guarantor authorizes Lessor and Lessee, without notice to, demand of, or consent from Guarantor and without releasing or affecting Guarantor’s liability under this Guaranty, from time to time to amend, modify, renew, extend, supplement or replace the Lease or the Guaranteed Obligations or otherwise change the terms of the Lease or the Guaranteed Obligations, to take and hold security for the Guaranteed Obligations, and to enforce, waive, surrender, impair, compromise or release any such security or any or all of the Guaranteed Obligations or any person or entity liable for any or all of the Guaranteed Obligations. Guarantor shall be and remain bound under this Guaranty notwithstanding any such act or omission by Lessee or Lessor. Guarantor waives all rights under section 2845 of the California Civil Code and waives the right to require Lessor to proceed against Lessee, to proceed against or exhaust any security held by Lessor, or to pursue any other remedy in Lessor’s power. Lessor shall have the right to exercise any right or remedy it may have against Lessee or any security held by Lessor. Guarantor waives all rights under section 2849 of the California Civil Code and waives the right, if any, to the benefit of, or to direct the application of, any security held by Lessor. Guarantor waives (a) any defense arising out of any alteration of the Guaranteed Obligations, (b) any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or other right or remedy of Guarantor against Lessee or any security held by Lessor, and (c) any defense arising by reason of any disability or other defense of Lessee or by reason of the cessation or reduction from any cause whatsoever of the liability of Lessee other than (a) full payment, performance and discharge of the Guaranteed Obligations, or (b) discharge of the Guaranteed Obligations arising out of a material breach by Lessor of its obligations under the Lease as evidenced by a final judgment of a court of competent jurisdiction. The cessation or reduction of the liability of Lessee for any reason (other than (a) full payment, performance and discharge of the Guaranteed Obligations, or (b) discharge of the Guaranteed Obligations arising out of a material breach by Lessor of its obligations under the Lease as evidenced by a final judgment of a court of competent jurisdiction) shall not release or affect in any way the liability of Guarantor under this Guaranty.

4. If Lessee becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the Federal Bankruptcy Code, or if such a petition is filed against Lessee, or Lessee makes a general assignment for the benefit of creditors, and in any such proceeding any or all of the Guaranteed Obligations are terminated or rejected or any or all of the Guaranteed Obligations are modified or abrogated, Guarantor agrees that Guarantor’s liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. This Guaranty shall continue to be effective or be reinstated, as the case may be, if any payment of the Guaranteed Obligations must be returned by Lessor upon the insolvency, bankruptcy or reorganization of Lessee, Guarantor, or otherwise, as though such payment had not been made.

5. Guarantor assumes the responsibility for being and keeping Guarantor informed of the financial condition of Lessee and of all other circumstances bearing upon the risk of failure to pay, perform or discharge any of the Guaranteed Obligations which diligent inquiry would reveal, and Guarantor agrees that Lessor has no duty to advise Guarantor of information known to Lessor regarding such condition or any such circumstance. Guarantor acknowledges that repeated and successive demands may be made and payments or performance made hereunder in response to such demands as and when, from time to time, Lessee defaults in the payment, performance or discharge of the Guaranteed Obligations. Notwithstanding any such payments and performance hereunder, this Guaranty shall remain in full force and effect and shall apply to any and all subsequent defaults by Lessee. It is not necessary for Lessor to inquire into the capacity, authority or powers of Lessee or the partners, directors, officers, employees or agents acting or purporting to act on behalf of Lessee, and all of the Guaranteed Obligations made or created in reliance upon the purported exercise of such powers shall be guaranteed hereunder.

6. If Lessee and Guarantor fail to pay, perform and discharge, as and when payment, performance and discharge are due, all of the Guaranteed Obligations, Lessor shall have the right, but no obligation, and without releasing Lessee or Guarantor from any of the Guaranteed Obligations, to pay, perform and discharge any or all of the Guaranteed Obligations on behalf of Lessee and Guarantor. Guarantor shall, on demand, pay to Lessor all sums expended by Lessor in the payment, performance and discharge of the Guaranteed Obligations, together with interest on all such sums from the date of expenditure to the date all such sums are paid by Lessee or Guarantor to Lessor at the maximum annual interest rate allowed by law for business loans (not primarily for personal, family or household purposes) not exempt from the usury law on such date of expenditure, or, if there is no such maximum annual interest rate, at the rate of eighteen percent (18%) per annum. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty. Guarantor agrees to pay all costs and expenses, including reasonable attorneys’ fees, which are incurred by Lessor in the enforcement of this Guaranty. If any provision of this Guaranty is held to be invalid or unenforceable, the validity or enforceability of the other provisions of this Guaranty shall not be affected. This Guaranty may not be amended or modified in any respect except by a written instrument signed by Guarantor and Lessor. As used in this Guaranty, the singular shall include the plural. This Guaranty shall bind and inure to the benefit of Guarantor and Lessor and their respective transferees, personal representatives, heirs, successors and assigns. This Guaranty shall be governed by and construed in accordance with the laws of the State of California.

7. All notices, demands, requests, advises or designations (“Notices”) which may be or are required to be given by Lessor to Guarantor hereunder or under the Lease shall be in writing. All Notices to Guarantor shall be sufficiently given, made or delivered if personally served or sent by United States certified or registered mail, or by overnight courier, postage prepaid, addressed to the address set forth above, or such other address or addresses as Guarantor may specify in writing from time to time. Each Notice shall be deemed received on the date of the personal service, the day after the sending thereof by overnight courier, or three (3) days after the mailing thereof, in the manner herein provided, as the case may be.

8. The parties to this Lease agree that the terms of this Guaranty shall be confidential and that the parties shall not disclose the terms thereof to any third party, except as mutually agreed and except as required by law. Notwithstanding the foregoing, the parties are permitted to disclose the terms of this Guaranty to their respective financial consultants, lenders and prospective lenders.

9. Guarantor represents and warrants to Lessor as follows:

(a) Guarantor is a corporation, duly organized and in good standing under the federal laws of Canada;

(b) Guarantor has the full power, authority, legal capacity and legal right to execute and deliver, and to perform and observe the provisions of, this Guaranty including the payment of all moneys required hereunder;

(c) no consent of any person (including any trustee, guardian, conservator or similar officer for or holder of any obligations of Guarantor), and no consent, license, approval or authorization of, or registration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery and performance of, and payment under, this Guaranty, except to the extent such approvals have been obtained, and the execution, delivery and performance and payment by Guarantor of this Guaranty has been duly authorized by all requisite action;

(d) this Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally, or (ii) the non-availability of equitable or legal remedies which are discretionary with the courts; and

(e) the execution, delivery, performance and payment of this Guaranty does not and will not contravene any applicable law, regulation, order or decree, or any provision of any indenture, mortgage, contract or other agreement to which Guarantor is a party.

10. The Parties hereto consent to personal jurisdiction in the County of Santa Clara, California and agree that the exclusive venue and place of trial for the resolution of any disputes arising in connection with the interpretation or enforcement of this Guaranty shall be in the courts of the State of California in the County of Santa Clara, or, if such courts do not have jurisdiction, in the United States District Court for the Northern District of California. The Parties hereby consent to process being served in any suit, action or proceeding commenced in connection with this Agreement by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Party to be served, at its address set forth above, or such other address or addresses as Guarantor may specify in writing from time to time. The Parties irrevocably agree that such service shall be deemed in every respect effective service of process upon the relevant Party or Parties in any such suit, action or proceeding, and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon such Party or Parties. Nothing in this paragraph shall affect the right of a Party to serve process in any manner otherwise permitted by law.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first hereinabove written.

D-WAVE SYSTEMS INC., a Canadian corporation

By:	/s/ Vern J.Brownell
Name: Vern J. Brownell
Its: President and CEO